Exhibit 99.B(m)(1)(i)

August 1, 2010

ING Funds Trust

7337 East Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:                               Reduction in Fee Payable under the Second Amended and Restated Distribution Plan for Class A Shares

Ladies and Gentlemen:

Pursuant to our letter agreement dated August 1, 2009 with regard to ING Classic Money Market Fund, a series of ING Funds Trust (the “Fund”), we have waived a portion of the distribution fee payable to us under the Distribution Plan for Class A Shares of the Fund, through a reduction in the distribution fee of up to 0.40% of the average daily net assets of the Fund, as necessary in connection with the Amended and Restated Expense Limitation Agreement dated February 1, 2005, as amended, with respect to the Fund, for the period from January 20, 2006 through August 1, 2010.

By this letter, we agree to continue to waive this portion of the distribution fee for the period from August 1, 2010 through and including August 1, 2011.

Please indicate your agreement to this arrangement by executing below in the place indicated.

Sincerely,

/s/ Todd Modic
Todd Modic
Senior Vice President
ING Funds Distributor, LLC

Agreed and Accepted:

ING Funds Trust

(on behalf of the Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Funds Distributor, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2744
www.ingfunds.com